Exhibit 99.1

Lime Energy Receives NASDAQ Notification Letter

Huntersville, NC, January 14, 2013 — Lime Energy Co. (NASDAQ: LIME) today announced that that on January 9, 2012 it received a determination letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”). The letter advises that because the Company remains noncompliant with the filing requirements for continued listing under Nasdaq Listing Rule 5250(c)(1) because the Company had not filed its Quarterly Reports on Form 10-Q for the periods ended June 30, 2012 and September 30, 2012 (the “delinquent filings”), trading of the Company’s common stock would be subject to suspension and the Company’s securities removed from listing and registration on the Nasdaq Stock Market on January 18, 2013.

The Company has the right to appeal this determination and request a hearing before Nasdaq’s Hearings Panel (the “Panel”), which it plans to do on or before January 16, 2013. The request for a hearing will automatically stay the suspension of trading and delisting of the Company’s securities by Nasdaq for 15 days from the date of the Company’s request. The Company also plans to request an extended stay of the suspension and delisting, pending the hearing, which Nasdaq may grant in its discretion.

Following the hearing, the Panel has the authority under the Nasdaq Listing Rules to grant the Company an extension of time within which to regain compliance with the filing requirements for a period not to exceed 360 days from the original due date (August 14, 2012) of the first delayed filing. However, there can be no assurance that the Panel will grant the Company a stay of the Panel’s delisting determination until the conclusion of the hearing process or that it will grant the additional time requested by the Company to regain compliance with Nasdaq’s filing requirements.

As previously disclosed, the Company submitted a Plan of Compliance for regaining compliance with Nasdaq Listing Rule 5250(c)(1) and requesting continued listing on the Nasdaq Stock Market to Nasdaq on October 15, 2012 and updated the Plan on November 15, 2012.  An additional update to the Plan was submitted to Nasdaq on December 6, 2012.  Upon acceptance of the Plan of Compliance, Nasdaq would have been permitted to grant the Company an extension of up to 180 days from the first delinquent filing’s due date, or until February 11, 2013, for the Company to regain compliance with Nasdaq’s filing requirements for continued listing. The Plan contemplated that the delinquent filings would have been made not later than February 11, 2013.  However, because of the Company’s recent conclusion that its financial statements for the years ended December 31 2008 and 2009 could not be relied upon, as disclosed by press release on December 27, 2012 and a Current Report on Form 8-K filed on December 28, 2012, the Company informed Nasdaq that it does not expect that the delinquent filings will be made by February 11, 2013.  Consequently, Nasdaq determined to deny the Company’s request for continued listing on The Nasdaq Stock Market and issued the determination letter.

The Company continues to work diligently to complete the accounting review of its financial statements contained in its periodic reports for the years ended December 31, 2008, 2009, 2010 and 2011, and the quarter ended March 31, 2012, and has made good progress toward completing this review.

It currently expects that it will file amendments to each of those periodic reports on or before March 31, 2013 and to file its delinquent financial statements on or before April 30, 2013.

Cautionary Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “ will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements, including, without limitation, whether we timely request a hearing before Nasdaq’s Hearings Panel, whether we are granted a hearing and a stay of delisting pending any hearing, how promptly we are able to file our delinquent quarterly reports and complete our accounting review of our financial statements for the years ended December 31, 2008, 2009, 2010 and 2011, and the quarter ended March 31, 2012 and the results of that review , as well as other risk factors discussed in our Annual Report on Form 10-K, filed on March 16, 2012 with the SEC, which can be found at the SEC’s website www.sec.gov, each of which is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contacts:

Investor Relations

Ashley Conger

(704) 892-4442

aconger@lime-energy.com